Exhibit 99.1

Contacts:

Paul Ross	Kristyn Hutzell
Vice President—Finance, Treasurer and CFO	Avalon Investor Relations
(805) 987-8741	(512) 382-5592

July 25, 2006

POWER-ONE ANNOUNCES RESULTS FOR THE SECOND QUARTER OF 2006;
24% INCREASE IN QUARTERLY REVENUE EXCEEDS PROJECTIONS

•                  Q2 2006 revenue of $78.6 million, an increase of 24% compared with Q2 2005 revenue of $63.4 million

•                  Q2 2006 net income of $0.04 per share, compared with Q2 2005 loss of $0.17 per share

•                  Q2 2006 bookings remain strong at $76.4 million

•                  Z-One™ Digital Power Management continues to gain traction

Camarillo, CA, July 25, 2006 — Power-One, Inc. (NASDAQ: PWER) today announced that for the second fiscal quarter ended June 30, 2006, net sales were $78.6 million and net income was $0.04 per share, compared with revenue and a net loss of $63.4 million and $0.17 per share, respectively, during the second quarter of 2005.  Revenue and earnings for the quarter exceeded the Company’s guidance primarily due to rapid resolution of the supply chain issues disclosed in the first quarter, as well as continued strength in customer orders.  Also benefiting second quarter results were tax benefits associated with an income tax refund as well as a favorable tax ruling in Europe, partially offset by foreign exchange losses associated with continued weakening of the U.S. dollar; the net favorable impact of these items was approximately $0.02 per share.

“We are pleased to be on track with strong revenue growth and earnings and to have successfully resolved the contract manufacturer supply issues that affected us last quarter,” said Bill Yeates, Chief Executive Officer.  “Our second quarter revenue was at the highest level we’ve seen since 2001, and bookings remained strong through the quarter.  Both operating and net income are clearly improving as the major design wins previously announced with new and existing customers over the past year are now coming to fruition.  Further, despite the seasonally slow Q3 we experience each year, we expect that the third quarter will be strong.”

Mr. Yeates continued, “From a strategic standpoint, the Company is now gaining significant momentum.  Our sales organization is continuing to penetrate new customers, as evidenced by recent announcements and this quarter’s results.  We now have an enriched order pipeline.  Our operations team, having favorably resolved our contract manufacturer’s supply chain issues and sucessfully ramped production, is continuing to focus on material cost reductions and improving margins on our new programs.  Additionally, we are continuing to manage increasing component lead times and our engineering organization is rapidly increasing our design capabilities, especially in low-cost locations, to meet customer demands.  At the same time, we are continuing to promote our Z-One suite of digital power management products, with more emphasis on tier-one customers, and higher volume programs.  We are seeing evidence that our intellectual property associated with this technology and the resulting products will pioneer the power management landscape in years to come.”

Future Outlook

The Company typically experiences seasonally lower revenue during the third quarter.  However, broad growth in new customers and programs is expected to significantly offset the seasonality in the business.  For the third quarter of 2006, the Company currently anticipates that net sales will be in the range of $74 million to $78 million with net income in the range of breakeven to $0.02 per share.

Earnings Conference Call

Power-One will be holding a conference call with investors and analysts on Tuesday, July 25, 2006 at 2:00 p.m. PT.  The call will be available over the Internet through the Company’s investor relations website at www.power-one.com.  To listen to the call, please go to the website at least 15 minutes early to register, download, and install any necessary audio software.  For those who cannot listen to the live broadcast, the webcast will be available on the investor relations section of the Company’s website at www.power-one.com throughout the current quarter.

About Power-One:

Power-One is a leading designer and manufacturer of power conversion products sold primarily to telecommunications and Internet service providers, as well as communications equipment manufacturers.  Power-One’s high-reliability products are also used in applications such as test equipment and high-end industrial applications.  Power-One, with headquarters in Camarillo, CA, has over 2,500 employees with manufacturing and/or R&D operations in the United States, Dominican Republic, Switzerland, Slovakia, Ireland and China.

For information on Power-One and its products, visit the company’s Web site at www.power-one.com.

This press release contains forward-looking statements, which are made pursuant to the Safe-Harbor provisions of the Private Securities Litigation Reform Act of 1995.  Words such as “expect,” “anticipate,” “will,” “believe,” and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  Future results may be adversely affected by various factors including pricing pressure resulting from need to respond to market conditions, a downturn or other disruption of the market trends within our end customers’ industries, lack of market acceptance of the Company’s new products, ability to secure components to meet customers’ needs, increases in raw material costs, ability to resolve future contract manufacturer supply chain constraints, inventory increases tied to component acquisitions or end product build up based on forecasts that do not materialize, inability to turn design wins into sales revenues, greater seasonality in the third quarter of 2006 than anticipated, delays or cancellations of new product designs by customers, and failure to secure or defend the desired or anticipated scope and nature of intellectual property rights.  See “Risk Factors” in the Company’s 2005 Form 10-K on file with the Securities and Exchange Commission for greater detail regarding factors that constitute cautionary statements with respect to such forward-looking statements, including certain risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements.  The Company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

POWER-ONE, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005
NET SALES	$78,630	$63,388	$143,210	$130,135
COST OF GOODS SOLD	52,289	47,512	96,647	98,088
GROSS PROFIT	26,341	15,876	46,563	32,047

EXPENSES:
Selling, general and administrative	15,246	15,184	30,324	31,018
Engineering and quality assurance	9,382	10,062	18,211	20,692
Amortization of intangible assets	794	970	1,519	1,949
Restructuring costs	—	3,790	(61)	11,160
Asset impairment	—	931	—	8,018
Total expenses	25,422	30,937	49,993	72,837

INCOME (LOSS) FROM OPERATIONS	919	(15,061)	(3,430)	(40,790)

INTEREST AND OTHER INCOME (EXPENSE):
Interest income	615	543	1,248	1,299
Interest expense	(70)	(65)	(154)	(98)
Other income (expense), net	(945)	377	(828)	(2,097)
Total interest and other income (expense)	(400)	855	266	(896)

INCOME (LOSS) BEFORE INCOME TAXES	519	(14,206)	(3,164)	(41,686)

PROVISION (BENEFIT) FOR INCOME TAXES	(2,629)	592	(1,502)	1,524

NET INCOME (LOSS)	$3,148	$(14,798)	$(1,662)	$(43,210)

BASIC EARNINGS (LOSS) PER SHARE	$0.04	$(0.17)	$(0.02)	$(0.51)
DILUTED EARNINGS (LOSS) PER SHARE	$0.04	$(0.17)	$(0.02)	$(0.51)

BASIC WEIGHTED AVERAGE SHARES OUTSTANDING (1)	86,124	84,677	85,841	84,575
DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING (1)	88,152	84,677	85,841	84,575

(1)             Basic weighted average shares outstanding (WASO) is utilized for periods with a net loss.  This is due to the fact that diluted WASO would be anti-dilutive for these periods.  Diluted WASO is utilized for periods with net income.

POWER-ONE, INC.

CONSOLIDATED BALANCE SHEET

(In thousands)

	June 30,	December 31,
	2006	2005
	(Unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$26,685	$37,101
Available for sale investments	5,852	5,767
Investments held to maturity	7,678	9,790
Accounts receivable:
Trade (net of allowance)	69,170	58,877
Other	5,823	4,017
Inventories	60,563	41,956
Prepaid expenses and other current assets	3,208	5,361

Total current assets	178,979	162,869

INVESTMENTS HELD TO MATURITY	31,526	31,048
PROPERTY & EQUIPMENT, net	36,297	37,715
INTANGIBLE ASSETS, net	51,791	52,508
OTHER ASSETS	1,466	1,533

TOTAL ASSETS	$300,059	$285,673

LIABILITIES & EQUITY

CURRENT LIABILITIES:
Accounts payable	$48,772	$32,268
Restructuring reserve	4,300	5,098
Deferred income taxes	690	1,270
Other accrued expenses and current liabilities	15,856	21,304

Total current liabilities	69,618	59,940

OTHER LIABILITIES	748	1,238

STOCKHOLDERS’ EQUITY:
Common stock	86	86
Additional paid-in capital	608,596	606,315
Accumulated other comprehensive income	25,743	21,164
Accumulated deficit	(404,732)	(403,070)

Total stockholders’ equity	229,693	224,495

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$300,059	$285,673

POWER-ONE, INC.
FINANCIAL HIGHLIGHTS
(In thousands, except per share data)
(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2006	2005	2006	2005

Orders	$76,353	$64,726	$155,776	$131,942

Sales	$78,630	$63,388	$143,210	$130,135

Operating Income (Loss)	$919	$(15,061)	$(3,430)	$(40,790)

Net Income (Loss)	$3,148	$(14,798)	$(1,662)	$(43,210)

Basic Earnings (Loss) Per Share (1)	$0.04	$(0.17)	$(0.02)	$(0.51)
Diluted Earnings (Loss) Per Share (1)	$0.04	$(0.17)	$(0.02)	$(0.51)

Basic Weighted Average Shares Outstanding (1)	86,124	84,677	85,841	84,575
Diluted Weighted Average Shares Outstanding (1)	88,152	84,677	85,841	84,575

(1)             Basic weighted average shares outstanding (WASO) is utilized for periods with a net loss.  This is due to the fact that diluted WASO would be anti-dilutive for these periods.  Diluted WASO is utilized for periods with net income.